EXHIBIT 99

At Bally:	Jon Harris - Vice President, Media Development and Communications (773) 864-6850 jharris@ballyfitness.com

EDELMAN
Michele Loguidice
V.P. Financial Communications
(212) 704-8243
michele.loguidice@edelman.com

FOR IMMEDIATE RELEASE
May 10, 2004

BALLY TOTAL FITNESS REPORTS
FIRST QUARTER 2004 RESULTS

Operating Highlights:

  Gross committed membership fees originated grew 21% in the first quarter of 2004 vs. 2003.
  The number of new members joining increased 33% during the first quarter over the prior year quarter to 325,000.
  First quarter 2004 net revenues up 2% over first quarter 2003 to $244.7 million.
  Products and services revenue increased 12% over the prior year quarter to $55.7 million.
  Company reported net loss of $13.8 million or $.42 per share in the first quarter vs. a loss of $635.2 million or $19.50 per share in the prior year quarter (which included charges of $631.6 million or $19.38 per share related to 2003 accounting changes).

           Chicago, May 10, 2004 – Bally Total Fitness Holding Corporation (NYSE: BFT) reported financial results for the first quarter ended March 31, 2004.

           The Company reported a net loss for the first quarter of $13.8 million or $0.42 per share, compared to a net loss for the first quarter of 2003 of $635.2 million, or $19.50 per share. The 2003 loss before cumulative effect of changes in accounting principles was $54.1 million or $1.66 per share which included a $50.5 million ($1.55 per share) adjustment to establish valuation reserves against previously recognized deferred tax assets. Loss from continuing operations before income taxes was $13.5 million ($0.41 per share) in the first quarter of 2004 versus $2.8 million ($0.08 per share) in the prior year quarter.

           The Company reported that 2004 first quarter net revenues increased 2% to $244.7 million compared to net revenues of $240.2 million in the prior year period. The number of new joining members increased 33% in the first quarter to 325,000 from 244,000 in the 2003 first quarter. Gross committed membership fees originated for the first quarter increased 21% to $375.6 million compared to $309.8 million in the prior year period.

           Free cash flow, defined as cash flow from operations ($9.4 million) less cash used in investing activities ($10.1 million), was a deficit of $0.7 million for the quarter ended March 31, 2004, compared to free cash flow during the prior year quarter of $9.5 million. This decrease was primarily due to a $10.6 million increase in interest paid during the 2004 quarter resulting from the timing of interest payments on the refinancing of a portion of the Company’s long-term debt in the third quarter of 2003.

           “We made significant progress toward our 2004 objectives this quarter, specifically in the most important area of membership sales,” commented Bally Total Fitness’ Chairman and CEO Paul Toback. “Our most significant challenge was to turnaround the downward sales trend we had experienced over the past few years. This quarter, we saw a 21% increase in gross committed revenue and a 33% increase in new members joining.”

           “The strong sales trend continued in April with gross committed membership fees increasing approximately 15% over the prior year period coupled with a 21% increase in the number of new joining members. This increase is attributable to the favorable response we are receiving from the new pricing, marketing and customer service initiatives that we began to roll-out during the second half of 2003, along with our increased advertising and the improving economy,” continued Toback.

           “While we are very pleased with the initial results and the traction that we are gaining in the marketplace, there is still much more to be accomplished. Going forward, we will continue to focus on our key objectives, which include continuing the momentum in our new membership sign-ups, generating free cash, increasing products and services revenue, and becoming a superior customer service company. We will also focus greater attention on controlling costs. This quarter, the $5 million extra investment we made in sales compensation and advertising helped generate the $66 million increase in gross committed revenue. However, we still have opportunities to reduce our overhead and we intend to pursue that vigorously,” Toback added.

           “By implementing these initiatives, I believe that we will be well positioned to anticipate and meet our consumers’ ever-changing nutritional and fitness needs. In addition, the actions that we are undertaking are also building a strong foundation for future profitability and sustainable growth for our shareholders.”

*     *     *     *     *

Financial Data
(in thousands, except per share data)

	Three months ended March 31

			%
	2004	2003	Change

Net revenues	$244,743	$240,240	2%
Operating costs and expenses	261,715	247,789	6%
Operating loss	(16,972)	(7,549)	125%
Loss from continuing operations
before income taxes	(13,485)	(2,767)	387%
Loss from continuing operations	(13,785)	(53,549)	-74%
Cumulative effect of changes in
accounting principles		(581,123)
Net loss	(13,785)	(635,176)

Basic and diluted loss per common share:
Loss from continuing operations
before income taxes	$(0.41)	$(0.08)	413%

Loss from continuing operations	$(0.42)	$(1.64)	-74%
Loss from discontinued operations		(0.02)
Cumulative effect of changes in
accounting principles		(17.84)

Net loss	$(0.42)	$(19.50)

EBITDA from continuing operations (1)	$22,157	$30,774	-28%
EBITDA as adjusted (1)	22,506	30,890	-27%

Operating Data
(in thousands, except locations)
Gross committed membership fees	$375,614	$309,789	21%
Products and services revenue	55,741	49,938	12%
New joining members	325	244	33%
Members (end of period)	4,029	3,970	1%
Weighted average fitness centers (locations)	418	412	1%

1)	See EBITDA from continuing operations and EBITDA as adjusted reconciliation in Notes to the Condensed Consolidated Financial Statements. These amounts do not reflect the 2003 cumulative effect adjustment.

2)	2003 results reflect the Company’s changes in accounting methods including the restatement effective January 1, 2003 related to the recognition of revenue from membership contracts, initial membership origination costs, and asset retirement obligations.

*     *     *     *     *

           Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

           The Company will be holding a conference call to further discuss its results and respond to questions on Monday, May 10, 2004 at 9:00 a.m. Central Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

           Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED OPERATING SUMMARY
(In thousands, except share data)
(Unaudited)

	Three months ended
	March 31
				%
	2004	2003	Change	Change

Net revenues:
Membership revenue	$184,170	$185,451	$(1,281)	-1%
Products and services	55,741	49,938	5,803	12%
Miscellaneous revenue	4,832	4,851	(19)	0%

	244,743	240,240	4,503	2%
Operating costs and expenses:
Fitness center operations	157,180	147,376	9,804	7%
Products and services	42,210	43,333	(1,123)	-3%
Member processing and collection centers	12,731	11,424	1,307	11%
Advertising	19,838	17,933	1,905	11%
General and administrative	10,650	8,167	2,483	30%
Depreciation and amortization	19,106	19,556	(450)	-2%

	261,715	247,789	13,926	6%

Operating loss	(16,972)	(7,549)	(9,423)	125%

Finance charges earned	20,137	18,883	1,254	7%
Interest expense	(16,536)	(13,985)	(2,551)	18%
Other, net	(114)	(116)	2	-2%

	3,487	4,782	(1,295)	-27%

Loss from continuing operations before income taxes	(13,485)	(2,767)	(10,718)	387%
Income tax provision	(300)	(50,782)	50,482	*

Loss from continuing operations	(13,785)	(53,549)	39,764	-74%
Loss from discontinued operations	-	(504)	504	*

Loss before cumulative effect of
changes in accounting principles	(13,785)	(54,053)	40,268	-74%
Cumulative effect of changes in accounting principles	-	(581,123)	581,123	*

Net loss	$(13,785)	$(635,176)	$621,391	-98%

Basic and diluted loss per common share:
Loss from continuing operations	$(0.42)	$(1.64)
Loss from discontinued operations	-	(0.02)
Cumulative effect of changes in
accounting principles	-	(17.84)

Net loss per common share	$(0.42)	$(19.50)

Average common shares outstanding	32,717,502	32,574,990

    *Not meaningful.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31	December 31
	2004	2003

ASSETS

Current assets:
Cash and equivalents	$13,113	$14,410
Installment contracts receivable, net	261,574	258,550
Other current assets	37,260	39,707

Total current assets	311,947	312,667

Installment contracts receivable, net	246,550	230,809
Property and equipment, less accumulated depreciation
and amortization of $612,287 and $597,135	617,581	624,452
Intangible assets, less accumulated amortization
of $7,458 and $7,369	252,025	252,114
Deferred income taxes	1,624	1,313
Other assets	31,201	31,925

	$1,460,928	$1,453,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$57,790	$61,494
Deferred income taxes	2,757	2,303
Accrued liabilities	94,992	89,638
Current maturities of long-term debt	23,396	24,481
Deferred revenues	422,732	418,897

Total current liabilities	601,667	596,813

Long-term debt, less current maturities	708,355	705,630
Other liabilities	11,118	10,639
Deferred revenues	311,337	298,507
Stockholders’ deficit	(171,549)	(158,309)

	$1,460,928	$1,453,280

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended
	March 31

	2004	2003

		(Restated)
Operating:
Loss before cumulative effect of changes in accounting principles	$(13,785)	$(54,053)
Adjustments to reconcile to cash provided –
Depreciation and amortization, including amortization
included in interest expense	19,941	20,568
Change in operating assets and liabilities	2,839	3,042
Change in deferred taxes	143	47,933
Stock-based compensation	235	-

Cash provided by operating activities	9,373	17,490
Investing:
Purchases and construction of property and equipment	(9,964)	(7,601)
Other	(117)	(403)

Cash used in investing activities	(10,081)	(8,004)
Financing:
Debt transactions –
Net borrowings (repayments) under revolving credit agreement	8,000	(3,000)
Net repayments of other long-term debt	(8,574)	(3,752)
Debt issuance and refinancing costs	(325)	(107)

Cash used in debt transactions	(899)	(6,859)
Equity transactions –
Proceeds from issuance of common stock under stock
purchase and option plans	310	373

Cash used in financing activities	(589)	(6,486)

Increase (decrease) in cash and equivalents	(1,297)	3,000
Cash and equivalents, beginning of period	14,410	10,886

Cash and equivalents, end of period	$13,113	$13,886

Supplemental Cash Flows Information:

Cash payments for interest and income taxes were as follows –
Interest paid	$16,482	$5,854
Interest capitalized	(458)	(218)
Income taxes paid (refunded), net	(621)	702

Investing and financing activities exclude the following
non-cash transactions –
Acquisitions of property and equipment
through capital leases/borrowings	$2,182	$59
Restricted stock activity	(315)	-

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited):

Reconcilation of net loss to EBITDA from continuing operations and EBITDA as adjusted (in thousands)

	Three months ended
	March 31

	2004	2003

Net loss	$(13,785)	$(635,176)
Add:
Depreciation and amortization	19,106	19,556
Interest expense	16,536	13,985
Income tax provision	300	50,782
Loss from discontinued operations	-	504
Cumulative effect of accounting changes	-	581,123

EBITDA from continuing operations	22,157	30,774
Add:
Stock-based compensation	235	-
Other, net	114	116

EBITDA as adjusted	$22,506	$30,890

Membership statistics

           New membership originations and other key data (in thousands, except monthly and location data):

	Three months ended
	March 31

	2004	2003

New joining members	325	244
Average committed monthly fee (dollars)	$38.53	$41.74
Average committed duration (in months)	30.0	30.4
Gross committed membership fees	$375,614	$309,789
Same club	349,866	304,392

Supplemental operating data:
Weighted average fitness centers (locations)	418	412
Members (end of period)	4,029	3,970

           Gross committed membership fees reflect the total collection potential during the initial financing term of initiation fees, dues, finance charges and membership-related products and services from new members joining during a period without any adjustment for uncollectible amounts. Management believes gross committed membership fees are an important measure used to evaluate new membership trends.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued):

Products and services (in thousands):

	Three months ended
	March 31

	2004	2003

Net revenues:
Retail and nutritional supplements	$14,910	$15,065
Personal training	32,511	25,774
Products and services included in
new membership programs	8,320	7,859
Financial services	-	1,240

	55,741	49,938

Operating costs and expenses	42,210	43,333

Operating margin	$13,531	$6,605

Margin percentage	24%	13%

Analysis of cash flows and liquidity (in thousands)

           The Company has provided disclosure of free cash flow in this release because management believes that it is an important measure of liquidity and investors are focused on the Company’s ability to reduce overall debt. The following table summarizes free cash flow for each of the periods:

	Three months ended
	March 31

	2004	2003

Cash provided by operating activities	$9,373	$17,490
Less: Cash used in investing activities	(10,081)	(8,004)

Free cash flow (deficit)	$(708)	$9,486

           The decrease in free cash flow was primarily due to a $10.6 million increase in interest paid during the 2004 quarter resulting from the timing of interest payments on the refinancing of a portion of the Company’s long-term debt in the third quarter of 2003.

           As of March 31, 2004, the Company had $65.1 million available on its $100 million revolving line of credit ($47.1 million as of April 30, 2004).

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